Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The KeyW Holding Corporation (“KeyW”) completed the acquisition of Sotera Holdings Inc. ("Sotera") on April 4, 2017. The following tables set forth: (1) the summary statement of operations for Sotera for the year ended December 31, 2016, and (2) the summary balance sheet data for Sotera as of December 31, 2016, which have been derived from Sotera’s audited financial statements and related notes.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016, in the tables below, has been prepared to give pro forma effect to the acquisition of Sotera, KeyW's underwritten public offering of 8,500,000 shares of its common stock at a price to the public of $10.50 per share which closed on February 1, 2017 (the "Stock Offering") and KeyW's $135 million term loan facility( the "Term Loan") and $50 million revolving credit facility (together with the Term Loan, the "Credit Facility") entered into on April 4, 2017. The unaudited pro forma condensed consolidated statement of operations gives effect to these transactions as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated balance sheet in the table below has been prepared to give pro forma effect to the acquisitions of Sotera, the Stock Offering and the Credit Facility as if they closed on December 31, 2016. This data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial information below. The unaudited pro forma data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions been consummated on the dates indicated.

Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	For the Year Ended December 31, 2016
	KeyW (audited)	Sotera (audited)	Pro Forma Adjustments (unaudited)		Pro Forma Combined (unaudited)
Revenue	$288,027	263,522	—		551,549
Operating expenses:
Cost of revenue	196,772	223,999	—		420,771
Operating expenses	71,434	19,407	(326)	(1)	90,515
Intangible amortization	6,113	3,927	(689)	(2)	9,351
Total operating expenses	274,319	247,333	(1,015)		520,637
Operating income	13,708	16,189	1,015		30,912
Non-operating expense	9,386	14,459	(8,719)	(3)	15,126
Earnings before income taxes from continuing operations	4,322	1,730	9,734		15,786
Income tax expense, net on continuing operations	2,457	82	4,656	(4)	7,195
Net Income from continuing operations	1,865	1,648	5,078		8,591
Loss before income taxes from discontinued operations	(28,082)	—	—		(28,082)
Income tax benefit, net on discontinued operations	(489)	—	—		(489)
Net loss on discontinued operations	(27,593)	—	—		(27,593)
Net Income	$(25,728)	$1,648	$5,078		$(19,002)

Weighted average common shares outstanding
Basic	40,500,656	n/a	8,500,000	(5)	49,000,656
Diluted	41,012,014	n/a	8,500,000	(5)	49,512,014

Basic net earnings (loss) per share:
Continuing Operations	$0.05	n/a	n/a		$0.18
Discontinued Operations	(0.69)	n/a	n/a		(0.56)
Basic net loss per share	$(0.64)	n/a	n/a		$(0.39)

Diluted net earnings (loss) per share:
Continuing Operations	$0.05	n/a	n/a		$0.17
Discontinued Operations	(0.68)	n/a	n/a		(0.56)
Diluted net loss per share	$(0.63)	n/a	n/a		$(0.38)

(1)
As part of the preliminary valuation analysis, the Company identified certain net unfavorable lease liabilities with an estimated fair value of $0.6 million and preliminary useful life of approximately 1.7 years. If the acquisition of Sotera had been completed on January 1, 2016, there would have been $0.3 million of related amortization for the year ended December 31, 2016.

(2)
Represents the additional intangible amortization expense that would have been recorded if the acquisition of Sotera had been completed on January 1, 2016. As part of the preliminary valuation analysis, the Company identified intangible assets, including backlog and customer relationships with an estimated fair value of $2.3 million and $21.1 million, respectively. The estimated useful lives are one year for the backlog and fifteen years for customer relationships. Related amortization expense for the year ended December 31, 2016, would have been $3.2 million. The fair value of the identifiable intangible assets is determined based on a preliminary valuation analysis and these preliminary estimates of fair value and useful lives may differ from final amounts the Company will calculate after completing the valuation analysis.

(3)
Represents the assumed reduction in interest expense related to the repayment of Sotera's term loan of $130.7 million, as Sotera was acquired debt free, net of the assumed interest expense related to KeyW's new Term Loan of $135.0 million as if these transactions had been completed on January 1, 2016. KeyW's new Term Loan has a variable rate and the interest expense in the table assumes a constant rate of 4.8%. The Term Loan has a variable rate that is subject to change. For example, a 1/8% change in the Term Loan's related interest rate would change the interest expense for the year ended December 31, 2016, by $0.2 million.

(4)
Represents the additional tax expense related to the impact of the acquisition of Sotera. KeyW currently records a valuation allowance against its deferred tax assets.  As a result of KeyW’s inability to utilize certain deferred tax assets, the amortization of  tax basis goodwill would have resulted in an expense of $4.7 million during the period ended December 31, 2016.  This expense was calculated using a blended statutory rate of 39.44%.

(5)	Includes the number of shares issued during the first quarter of 2017 to in part fund the acquisition of Sotera as if the acquisition of Sotera had been completed on January 1, 2016.

Pro Forma Condensed Consolidated Balance Sheet
(in thousands)

	As of December 31, 2016
	KeyW (audited)	Sotera (audited)	Pro Forma Adjustments (unaudited)		Pro Forma Combined (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,871	$15,393	$(23,310)	(1)	$33,954
Receivables, net	43,141	39,895	—		83,036
Inventories, net	15,178	—	—		15,178
Prepaid expenses	1,350	1,159	—		2,509
Income tax receivable	318	—	—		318
Assets of discontinued operations	3,000	—	—		3,000
Total current assets	104,858	56,447	(23,310)		137,995

Property and equipment, net	40,615	3,954	—		44,569
Goodwill	290,710	134,447	63,542	(1)	488,699
Other intangibles, net	7,871	37,295	(14,408)	(1)	30,758
Other assets	1,399	1,127	—		2,526
TOTAL ASSETS	$445,453	$233,270	$25,824		$704,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$130,682	$(127,307)	(2)	$3,375
Accounts payable	6,913	18,267	(8,092)	(3)	17,088
Accrued expenses	9,941	17,947	(7,477)	(3)	20,411
Accrued salaries and wages	15,122	—	15,569	(3)	30,691
Deferred revenue	3,760	1,011	—		4,771
Liabilities of discontinued operations	1,185	—	—		1,185
Total current liabilities	36,921	167,907	(127,307)		77,521

Convertible senior notes, net of discount	132,482	—	—		132,482
Term note – non-current portion	—	—	131,625	(4)	131,625
Non-current deferred tax liability, net	30,409	—	—		30,409
Other non-current liabilities	12,705	2,283	—		14,988
TOTAL LIABILITIES	212,517	170,190	4,318		387,025
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Acquiree's Equity	—	63,080	(63,080)	(5)	—
Common Stock	41	—	9	(6)	50
Additional paid-in capital	333,883	—	84,577	(6)	418,460
Accumulated deficit	(100,988)	—	—		(100,988)
Total stockholders’ equity	232,936	63,080	21,506		317,522
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$445,453	$233,270	$25,824		$704,547

(1)	These amounts represent the preliminary recording of the purchase price for Sotera.

(2)	This represents the elimination of Sotera's outstanding debt of $130.7 million, as Sotera was acquired debt free, net of the current portion of the Term Loan of $3.4 million.

(3)	These amounts represent the reallocation of certain of Sotera's current liabilities to conform with KeyW presentation of these line items.

(4)	This amount represent the non-current portion of the Term Loan.

(5)	This amount represents the elimination of Sotera's existing equity.

(6)	These amounts represent the recording of the Stock Offering.